UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2012

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	0-362	35-0827455
(State of incorporation)	(Commission File Number)	(IRS employer identification no.)

400 E. Spring Street
Bluffton, IN	46714
(Address of principal executive offices)	(Zip code)

(260) 824-2900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Franklin Electric Co., Inc. (“Franklin”) has amended the Restricted Stock Awards (“RSAs”) granted to its Chairman and CEO R. Scott Trumbull and its President and COO Gregg C. Sengstack, in order to align the vesting and distribution schedule for these awards with the tax consequences when these executives become retirement eligible.
Under the terms of each RSA Agreement, an RSA granted to an employee generally vests on the fourth anniversary of the grant date, except that if the employee retires before that date, he will vest in a pro-rata portion of the RSA at retirement, based on the number of months worked during the four-year period. “Retire” is defined as terminating employment on or after age 65 or age 55 with 10 years of service.
An employee who is still employed when he attains his retirement eligible date recognizes income on the portion of the RSA that would vest if he had actually retired on such date. Messrs. Trumbull and Sengstack will become retirement eligible in 2013. Franklin has amended their RSAs so that on the date each executive becomes retirement eligible, he will vest in, and receive, the number of shares that would vest if he had actually retired on such date. On each anniversary of such date (or the end of the vesting period, if earlier) additional shares that he would have vested in had he retired on that date will become vested and released to him.
The outstanding RSA Agreements will be amended to reflect the foregoing. Other changes with a similar purpose and effect are being made for retirement eligible employees who are not named executive officers. The changes with respect to the RSAs of Messrs. Trumbull and Sengstack and other participants will not increase the number of shares awarded.
Future awards to retirement eligible employees will be made in the form of restricted stock units rather than RSAs.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC.
(Registrant)

Date: June 4, 2012	By	/s/ John J. Haines
John J. Haines
Vice President and Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)